The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated February 5, 2013.
Preliminary Pricing Supplement No. J325
To the Underlying Supplement dated November 19, 2012,
Product Supplement No. JPM-I dated March 23, 2012,
Prospectus Supplement dated March 23, 2012 and
Prospectus dated March 23, 2012
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 February 5, 2013
Credit Suisse AG
Structured Investments	Credit Suisse $ Capped Knock-Out Notes due February 26, 2014 Linked to the Hang Seng® China Enterprises Index and the Deliverable Chinese Renminbi Relative to the U.S. Dollar
General
•
The notes are designed for investors who seek a capped return at maturity linked to the performance of the Hang Seng® China Enterprises Index multiplied by the performance of the Deliverable Chinese Renminbi relative to the U.S. dollar (the number of U.S dollars per one Deliverable Chinese Renminbi), minus one, up to a Maximum Return on the notes, which is expected to be 19.50% (to be determined on the Pricing Date). Investors should be willing to forgo interest and dividend payments and, if the Underlying Return is less than zero by more than the Knock-Out Buffer Amount, which is expected to be 0.20 (to be determined on the Pricing Date), be willing to lose up to 100% of their investment. If the Underlying Return is not less than zero by more than the Knock-Out Buffer Amount, at maturity investors will be entitled to receive the principal amount of their notes and will have the opportunity to participate in the appreciation, if any, of the Underlying from the Intitial Level to the Final Level and the Reference Currency from the Initial Spot Rate to the Final Spot Rate, subject to the Maximum Return. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing February 26, 2014.†
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•
The notes are expected to price on or about February 8, 2013 (the “Pricing Date”) and are expected to settle on or about February 13, 2013 (the “Settlement Date”). Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlying:
The Hang Seng® China Enterprises Index.  For additional information about the Underlying, see the information set forth under “The Reference Indices—The Hang Seng® Indices—The Hang Seng® China Enterprises Index” in the accompanying underlying supplement.

Reference Currency:	Deliverable Chinese Renminbi (relative to the U.S. dollar)
Currency of the Issue:	United States dollars
Payment at Maturity:	At maturity, you will be entitled to receive a cash payment that will reflect the performance of the Underlying, as follows:
• If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount of notes will equal $1,000 plus the product of $1,000 and:
• if the Underlying Return is equal to or less than zero, zero;
• if the Underlying Return is greater than zero but less than the Maximum Return, the Underlying Return;
• if the Underlying Return is equal to or greater than the Maximum Return, the Maximum Return.
•         If a Knock-Out Event has occurred, your payment at maturity per $1,000 principal amount of notes will equal $1,000 plus the product of $1,000 and the Underlying Return. If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity.

Any payment on the notes is subject to our ability to pay our obligations as they become due.
Maximum Return:	Expected to be 19.50% (to be determined on the Pricing Date).
Knock-Out Event:	A Knock-Out Event occurs if the Underlying Return is less than the zero by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	Expected to be 0.20 (to be determined on the Pricing Date).
Underlying Return:	The Underlying Return will be calculated as follows:
[	Final Level Initial Level	x	Final Spot Rate Initial Spot Rate	] – 1
Initial Level:*	The closing level of the Underlying on the Pricing Date.
Final Level:	The closing level of the Underlying on the Valuation Date.
Spot Rate:
On any day, the official Spot USD/CNY (HK) fixing calculated at 11:00 a.m. Hong Kong Time by Thomson Reuters, and published at around 11:15 a.m. Hong Kong Time on such day by Treasury Markets Association (TMA) of Hong Kong (Thomson Reuters pages <CNHFIX>), expressed as the number of Deliverable Chinese Renminbi per one U.S. dollar. If the Spot Rate is not published on such Reuters page, then the calculation agent will determine the Spot Rate on such day in good faith and in a commercially reasonable manner, taking into account the latest available quotation for such Spot Rate and any other information that it deems relevant.

Initial Spot Rate:*	One divided by the Spot Rate on the Pricing Date.
Final Spot Rate:	One divided by the Spot Rate on the Valuation Date.
Valuation Date:†	February 21, 2014
Maturity Date: †	February 26, 2014
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22546TY54
* In the event that the closing level of the Underlying is not available on the Pricing Date, the Initial Level will be the closing level of the Underlying on the immediately following trading day on which a closing level is available.
† The Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event and the Maturity Date is subject to postponement if such date is not a business day, or if the scheduled Valuation Date is not an underlying business day or is postponed as a result of a market disruption event, in each case as described in the accompanying product supplement under “Description of the Notes—Market disruption events.”
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 5 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(2)	Proceeds to Issuer
Per note	$1,000.00	$	$
Total	$	$	$
(1) Certain fiduciary accounts will pay a purchase price of $990.00 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $10.00 per $1,000 principal amount of the notes.
The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
J.P.Morgan
Placement Agent
February   , 2013

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the underlying supplement dated November 19, 2012, the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated November 19, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312006212/dp34349_424b2-eus.htm

•	Product supplement No. JPM-I dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001510/dp29511_424b2-jpmi.htm

•	Prospectus supplement dated March 23, 2012 and Prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying underlying supplement and product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

Hypothetical Payments at Maturity for Each $1,000 Principal Amount of Notes

The following table and examples illustrate the hypothetical Payments at Maturity for a $1,000 principal amount of notes for a hypothetical range of performance of the Underlying and the Reference Currency relative to the U.S. dollar, assuming an Initial Level of 12160, an Initial Spot Rate of 0.16 and a Knock-Out Buffer Amount of 0.20. The actual Initial Level, Initial Spot Rate and Knock-Out Buffer Amount will be determined on the Pricing Date. The hypothetical results set forth below are for illustrative purposes only. The actual payment at maturity applicable to a purchaser of the notes will be based on the Underlying Return. Any payment on the notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and examples have been rounded for ease of analysis.
Underlying Return	Return on the Notes	Payment at Maturity
1.00	19.50%	$1,195.00
0.90	19.50%	$1,195.00
0.80	19.50%	$1,195.00
0.70	19.50%	$1,195.00
0.60	19.50%	$1,195.00
0.50	19.50%	$1,195.00
0.40	19.50%	$1,195.00
0.30	19.50%	$1,195.00
0.20	19.50%	$1,195.00
0.1950	19.50%	$1,195.00
0.10	10.00%	$1,100.00
0.05	5.00%	$1,050.00
0.00	0.00%	$1,000.00
-0.05	0.00%	$1,000.00
-0.10	0.00%	$1,000.00
-0.15	0.00%	$1,000.00
-0.20	0.00%	$1,000.00
-0.30	-30.00%	$700.00
-0.40	-40.00%	$600.00
-0.50	-50.00%	$500.00
-0.60	-60.00%	$400.00
-0.70	-70.00%	$300.00
-0.80	-80.00%	$200.00
-0.90	-90.00%	$100.00
-1.00	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the payment at maturity is calculated.

Example 1: The Final Level increases from the Initial Level of 12160 to a Final Level of 14592 and the Final Spot Rate increases from the Initial Spot Rate of 0.16 to a Final Spot Rate of 0.192. Therefore, the Underlying Return is calculated as follows:

Underlying Return	=	[(14592 / 12160) x (0.192 / 0.16)] - 1
	=	[1.2 x 1.2] - 1
	=	1.44 - 1
	=	0.44

Because the Underlying Return of 0.44 is greater than the Maximum Return of 19.50%, the investor receives a payment at maturity of $1,195 per $1,000 principal amount of notes, the maximum payment on the notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Maximum Return)
	=	$1,000 + ($1,000 × 19.50%)
	=	$1,195

Example 2: The Final Level increases from the Initial Level of 12160 to a Final Level of 13376 and the Final Spot Rate decreases from the Initial Spot Rate of 0.16 to a Final Spot Rate of 0.15. Therefore, the Underlying Return is calculated as follows:

Underlying Return	=	[(13376 / 12160) x (0.15 / 0.16)] - 1
	=	[1.1 x 0.9375] - 1
	=	1.03125 - 1
	=	0.03125

Because the Underlying Return of 0.03125 is less than the Maximum Return of 19.50%, the investor receives a payment at maturity of $1,031.25 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Underlying Return)
	=	$1,000 + ($1,000 × 3.125%)
	=	$1,031.25

Example 3: The Final Level decreases from the Initial Level of 12160 to a Final Level of 11552 and the Final Spot Rate decreases from the Initial Spot Rate of 0.16 to a Final Spot Rate of 0.144. Therefore, the Underlying Return is calculated as follows:

Underlying Return	=	[(11552 / 12160) x (0.144 / 0.16)] - 1
	=	[0.95 x 0.90] - 1
	=	0.855 - 1
	=	-0.145

Because the Underlying Return is not less than zero by more than the Knock-Out Buffer Amount, the investor receives a payment at maturity of $1,000 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × zero)
	=	$1,000

Example 4: The Final Level decreases from the Initial Level of 12160 to a Final Level of 9728 and the Final Spot Rate decreases from the Initial Spot Rate of 0.16 to a Final Spot Rate of 0.12. Therefore, the Underlying Return is calculated as follows:

Underlying Return	=	[(9728 / 12160) x (0.12 / 0.16)] - 1
	=	[0.80 x 0.75] - 1
	=	0.60 - 1
	=	-0.40

Because the Underlying Return is less than zero by more than the Knock-Out Buffer Amount, a Knock-Out Event has occurred and the investor receives a payment at maturity of $600 per $1,000 principal amount of notes, calculated as follows:

Payment at maturity	=	$1,000 + ($1,000 × the Underlying Return)
	=	$1,000 + ($1,000 × -40.0%)
	=	$600

Selected Purchase Considerations

•
LIMITED APPRECIATION POTENTIAL — The notes provide the opportunity to participate in the appreciation of the Underlying and the Reference Currency relative to the U.S. dollar at maturity, if any, subject to the Maximum Return, which will be set on the Pricing Date and will not be less than 19.50%. Accordingly, the maximum amount payable at maturity is expected to be at least $1,195 for every $1,000 principal amount of notes. Because the notes are our senior unsecured obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
RETURN BASED ON THE HANG SENG® CHINA ENTERPRISES INDEX AND THE DELIVERABLE CHINESE RENMINBI RELATIVE TO THE U.S. DOLLAR – The return on the notes is linked to the Hang Seng® China Enterprises Index and the Deliverable Chinese Renminbi relative to the U.S. dollar (the number U.S. dollars per one Deliverable Chinese Renminbi). The Hang Seng® China Enterprises Index is a market-capitalization weighted index consisting of all the Hong Kong listed H-shares of Chinese  enterprises one year after the first H-share company was listed on the Hong Kong Stock Exchange. H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises. For additional information about the Underlying, see the information set forth under “The Reference Indices—The Hang Seng® Indices—The Hang Seng® China Enterprises Index” in the accompanying underlying supplement.

•
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS — Please refer to “Material U.S. Federal Income Tax Considerations” in this pricing supplement for a discussion of material U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlying or the Reference Currency or in any futures contracts or exchange-traded or over-the-counter instruments based on, or other instruments linked to the Underlying or the Reference Currency. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your principal amount. You could lose up to $1,000 per $1,000 principal amount of notes. If a Knock-Out Event occurs, you will lose 1% of your principal for each 1% that the Underlying Return is less than zero. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•
THE NOTES DO NOT PAY INTEREST — We will not pay interest on the notes. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Underlying and the Reference Currency (the number of U.S dollars per one Deliverable Chinese Renminbi). Because the payment due at maturity may be less than the amount originally invested in the notes, the return on the notes (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•
THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Although the return on the notes will be based on the performance of the Underlying and the Reference Currency relative to the U.S. dollar, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the notes and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

•
YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Underlying Return is greater than zero, for each $1,000 principal amount of notes, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Underlying and the Reference Currency relative to the U.S. dollar, which may be significant. We refer to this percentage as the Maximum Return, which will be set on the Pricing Date and will not be less than 19.50%. Accordingly, the maximum amount payable at maturity is expected to be $1,195 per $1,000 principal amount of notes. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•
THE METHOD OF CALCULATING THE UNDERLYING RETURN MAY MAGNIFY ANY DEPRECIATION OF THE UNDERLYING AND THE REFERENCE CURRENCY — Because the Underlying Return is calculated by multiplying the performance of the Underlying from the Initial Level to the Final Level by the performance of the Reference Currency from the Initial Spot Rate to the Final Spot Rate, minus one, any negative performance of the Underlying and the Reference Currency will be magnified, which would adversely affect your Payment at Maturity. For example, if the Underlying and the Reference Currency each decline by 50%, the Payment at Maturity would be $250 per $1,000 principal amount of notes, which is less than would be the case if, for example, the Underlying Return were calculated by reference to the average of the performance of the Underlying and the Reference Currency relative to the U.S. dollar.

•
CHANGES IN THE LEVEL OF THE UNDERLYING AND THE EXCHANGE RATE OF THE REFERENCE CURRENCY MAY OFFSET EACH OTHER – Movements in the level of the Underlying and movements in the exchange rates of the Reference Currency relative to the U.S. dollar may not correlate with each other. At a time when the level of the Underlying increases, the value the Reference Currency may not appreciate as much or may weaken relative to the U.S. dollar. Therefore, in calculating the Underlying Return, any increase in the level of the Underlying may be moderated, or more than offset, by lesser increases or declines in the value of the Reference Currency relative to the U.S. dollar.

•
RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUE OF FOREIGN EQUITY SECURITIES – Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including the risk of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

•
THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK – Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. If the U.S. dollar strengthens relative to the Reference Currency during the term of the notes, your return will be adversely affected. The relative values of the U.S. dollar and of the Reference Currency are at any moment a result of the supply and demand for such currencies.  Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or countries in which such currency is used, and economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments in the United States, China, and between each country and its major trading partners; and

o	the extent of governmental surplus or deficit in the United States and China.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the United States, China, and those of other countries important to international trade and finance.

•
GOVERNMENTAL INTERVENTION COULD MATERIALLY AND ADVERSELY AFFECT THE VALUE OF THE SECURITIES – Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government or left to float freely. Governments, including those issuing the Reference Currency and the U.S. dollar, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. In particular, the Chinese government currently manages the valuation of the Deliverable Chinese Renminbi, and, as currently managed, its price movements may not contribute significantly to either an increase or decrease in the Spot Rate of the Deliverable Chinese Renminbi. However, changes in the Chinese government's management of the Deliverable Chinese Renminbi could result in a more significant movement in the Spot Rate of the Deliverable Chinese Renminbi, which could adversely affect the value of the notes. Governments may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so, or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

•
MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES — In addition to the Final Level and the Final Spot Rate, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	whether the Underlying Return is less than zero by more than the Knock-Out Buffer Amount;

o	the expected volatility of the Underlying and the Reference Currency;

o	the time to maturity of the notes;

o	the dividend rate on the stocks comprising the Underlying;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the stocks comprising the Underlying and that affect the Reference Currency or markets generally and which may affect the level of the Underlying and the exchange rate of the Reference Currency relative to the U.S. dollar; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Valuation Date) could adversely affect the value of the Underlying and the Reference Currency and, as a result, could decrease the amount you may receive on the notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graphs set forth the historical performance of the Hang Seng® China Enterprises Index based on the closing levels of the Underlying from January 1, 2008 through February 4, 2013 and the historical performance of the Reference Currency based on the exchange rates of the Deliverable Chinese Renminbi relative to the U.S. dollar (expressed as the number of U.S dollars per one Deliverable Chinese Renminbi) from August 23, 2010 to February 4, 2013. We obtained the closing levels of the Underlying and the exchange rates of the Reference Currency relative to the U.S. dollar below from Bloomberg, without independent verification. The exchange rates published by Bloomberg for the Reference Currency relative to the U.S. dollar on any day including the Valuation Date may differ from the Spot Rate on such day because the historical rates published by Bloomberg may be based on different fixing sources or fixing times than the Spot Rate used to determine the performance of the Reference Currency relative to the U.S. dollar. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing level of the Underlying on February 4, 2013 was 12156.58. The price source for determining the Final Level will be the Bloomberg page “HSCEI” or any successor page. The Deliverable Chinese Renminbi-U.S. dollar exchange rate on February 4, 2013 was 0.1608 U.S. dollars per one Deliverable Chinese Renminbi.

The historical levels of the Underlying and the historical exchange rates of the Reference Currency should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on the Valuation Date or as to the spot rate of the Reference Currency on the Valuation Date. We cannot give you assurance that the performance of the Underlying or the Reference Currency relative to the U.S. dollar will result in the return of any of your initial investment.

For additional information about the Underlying, see the information set forth under “The Reference Indices —The Hang Seng® Indices—The Hang Seng® China Enterprises Index” in the accompanying underlying supplement.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds a security as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, the characterization of the securities is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the securities should be treated, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the underlying that is eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you agree to treat your securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.  For example, the IRS might assert that securities with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  The obligation’s issue price will reflect any discount or concession made in connection with the acquisition of the obligation.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.  It is also possible that the IRS would seek to characterize your securities as options, and thus as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, if the security provides for the payment of the Payment at Maturity in cash based on the return of the underlying, upon receipt of the Payment at Maturity of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year (excluding the look back observation period, if applicable), such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less (excluding the look back observation period, if applicable), such gain or loss will be short-term capital gain or loss.  If the security provides for the payment of the Payment at Maturity in physical shares or units of the underlying, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below).  A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security (generally its cost).  A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units.  A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the reference shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year (excluding the look back observation period, if applicable) at the time of disposition.  For securities with a term of one year or less (excluding the look back observation period, if applicable), such gain or loss will be short-term capital gain or loss.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (the “Act”) and recently proposed regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include (1) payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” generally are certain payments attributable to withholdable payments.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act described above will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Pursuant to the proposed regulations, the Act’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after December 31, 2013, (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2014, and (iii) passthru payments made after December 31, 2016.  Additionally, the provisions of the Act discussed above generally will not apply to obligations (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that are outstanding on January 1, 2013.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2013 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and has no connection with the United States other than holding its securities, payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.  Non-U.S. Holders should consult their tax advisors regarding the possibility that any portion of the return with respect to the securities could be characterized as dividend income and be subject to U.S. withholding tax.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and recently proposed and temporary regulations treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  Proposed regulations provide criteria for determining whether a notional principal contract will be a specified notional principal contract, effective for payments made after December 31, 2013.

Proposed regulations address whether a payment is a dividend equivalent.  The proposed regulations provide that an equity-linked instrument that provides for a payment that is a substantially similar payment is treated as a notional principal contract for these purposes.  An equity-linked instrument is a financial instrument or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, or other contractual arrangement.  Although it is not certain, an equity-linked instrument could include instruments treated as indebtedness for U.S. federal income tax purposes.  The proposed regulations consider any payment, including the payment of the purchase price or an adjustment to the purchase price, to be a substantially similar payment (and, therefore, a dividend equivalent payment) if made pursuant to an equity-linked instrument that is contingent upon or determined by reference to a dividend (including payments pursuant to a redemption of stock that gives rise to a dividend) from sources within the United States.  The rules for equity-linked instruments under the proposed regulations will be effective for payments made after the rules are finalized.  Where the securities reference an interest in a fixed basket of securities or a “customized index,” each security or component of such basket or customized index is treated as an underlying security in a separate notional principal contract for purposes of determining whether such notional principal contract is a specified notional principal contract or an amount received is a substantially similar payment.

We will treat any portion of a payment on the securities that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  Investors should consult their tax advisors regarding whether payments on the securities constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.  Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on new IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Specified domestic entities are not required to file Form 8938 until the proposed regulations are final.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the securities may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Supplemental Plan of Distribution

Under the terms of distribution agreements with JPMS LLC and JPMorgan Chase Bank, N.A., each dated as of June 18, 2008, JPMS LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will receive a fee from Credit Suisse or one of our affiliates that will not exceed $10.00 per $1,000 principal amount of notes and will forgo fees for sales to fiduciary accounts. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which may be a date that is greater than three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Pricing Date, purchasers who wish to transact in the notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement..

Credit Suisse